Exhibit 99.1

Astra Secures $12.5 Million Senior Secured Note Financing

ALAMEDA, California — August 4, 2023—Astra Space, Inc. (“Astra”) (NASDAQ: ASTR) announced today that it has closed a registered issuance of $12.5 million aggregate principal amount of senior secured notes (the “Notes”) and warrants (the “Warrants”) to purchase up to 22.5 million shares of Astra’s Class A common stock, par value $0.0001 per share (the “Shares”) to an institutional investor. The Notes bear interest at 9.0% per annum, mature on November 1, 2024, and are secured by a first priority security interest in all of the assets of Astra and its subsidiaries. The Warrants are immediately exercisable at an exercise price of $0.45 per Share, subject to certain adjustments and will expire on August 4, 2028.

Net proceeds from the offering, after deducting the placement agent fees and offering expenses, were approximately $10.8 million. Astra intends to use the net proceeds from the offering for working capital and general corporate purposes.

A.G.P/Alliance Global Partners acted as the sole placement agent for the offering.

The Notes and the Warrants were offered by Astra pursuant to a registration statement (File No. 333-271589) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

Electronic copies of the prospectus supplement and accompanying base prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the Notes or the Warrants in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S federal securities laws. Forward-looking statements herein relate to, among other things, the offering described herein. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include risks relating to the matters discussed in the Risk Factors section of Astra’s Annual Report on Form 10-K for the period ended December 31, 2022, filed with the Securities and Exchange Commission on March 30, 2023.

Most of these factors are outside Astra’s control and are difficult to predict. The forward-looking statements included in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Astra assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

Investor Contact:

investors@astra.com

Media Contact:

press@astra.com

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